Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes Equity Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage

Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due

June 3, 2025

Term Sheet to Preliminary Pricing Supplement R2742 dated May 18, 2021

Summary of Terms	Description of Terms

Issuer:	Bank of Montreal

•  Linked to the EURO STOXX 50® Index

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The maturity payment amount will reflect the following terms:

•   If the level of the Index increases:

You will receive the original offering price plus 120% participation in the upside performance of the Index, subject to a maximum return at maturity of 45% to 50% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,450.00 to $1,500.00

•   If the level of the Index decreases but the decrease is not more than 15.00%:

You will be repaid the original offering price

•   If the level of the Index decreases by more than 15.00%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15.00%.

•  Investors may lose up to 85.00% of the original offering price

•  All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the Index for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

Term:	Approximately 4 years
Market Measure:	EURO STOXX 50® Index (the “Index”)
Pricing Date:	May 28, 2021*
Issue Date:	June 3, 2021*
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	June 3, 2025*
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	45% to 50% of the original offering price per security ($450 to $500 per security), to be determined on the pricing date
Threshold Level:	85.00% of the starting level
Participation Rate:	120%
Calculation Day:	May 27, 2025*
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Underwriting Discount:

Up to 4.20%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25%, and WFA will receive a distribution expense fee of 0.12%.

In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP:	06368ELL4

**To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $943.00 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $903.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 47.50% or $475.00 per $1,000 security (the midpoint of the specified range for the maximum return), the participation rate of 120% and a threshold level equal to 85.00% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual maximum return, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
200.000	100.000%	$1,475.000	47.500%
175.000	75.000%	$1,475.000	47.500%
150.000	50.000%	$1,475.000	47.500%
140.000	40.000%	$1,475.000	47.500%
139.583	39.583%	$1,475.000	47.500%
130.000	30.000%	$1,360.000	36.000%
120.000	20.000%	$1,240.000	24.000%
110.000	10.000%	$1,120.000	12.000%
105.000	5.000%	$1,060.000	6.000%
100.000(1)	0.000%	$1,000.000	0.000%
95.000	-5.000%	$1,000.000	0.000%
90.000	-10.000%	$1,000.000	0.000%
85.000	-15.000%	$1,000.000	0.000%
80.000	-20.000%	$950.000	-5.000%
75.000	-25.000%	$900.000	-10.000%
50.000	-50.000%	$650.000	-35.000%
25.000	-75.000%	$400.000	-60.000%

Assumes a hypothetical maximum return of 47.50%, or $475.00 per security (the midpoint of the specified range of the maximum return). Each security has an original offering price of $1,000.

(1) The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level will be determined on the pricing date and will be set forth under “Summary of Terms” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The EURO STOXX 50® Index” in the accompanying preliminary pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, ending level and maximum return.

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How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)

(ii)	the maximum return;

•	the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•	If the ending level is less than the threshold level: $1,000 minus

If the ending level is less than the threshold level, you will receive less, and possibly 85.00% less, than the original offering price of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 85.00% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To An Investment In Bank Of Montreal’s Structured Debt Securities, Including The Securities

•	The Securities Are Subject To The Credit Risk Of Bank Of Montreal.

•	The Estimated Value Of The Securities On The Pricing Date, Based On The Issuer’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•	An Investment In The Securities Linked To The EURO STOXX 50 Index® Is Subject To Risks Associated With Foreign Securities Markets.

•	The Securities Will Not Be Adjusted For Changes In Exchange Rates.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

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•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

  Risks Relating To Conflicts Of Interest

•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.

o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.

o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

  Risks Relating To Tax Matters

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Bank of Montreal, Wells Fargo Securities, LLC and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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